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                                                                   EXHIBIT 23.6

                         INDEPENDENT AUDITORS' CONSENT

  We consent to the use in this Pre-effective Amendment No. 2 to the registration statement of Talton Holdings, Inc. on Form S-4 of our report dated June 27, 1997 (October 6, 1997 as to Note 10) with respect to the financial statements of Correctional Communications Corporation as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996; all appearing in the prospectus which is part of this registration statement. We also consent to the reference to us under the heading "experts" in such prospectus.

                                          Ginsberg, Weiss & Company

Pearl River, New York

December 15, 1997